Exhibit 99.1

News Release

Contact:	Steven D. Jennerjohn (920)-743-5551
Source:	Baylake Corp.

Baylake Corp. Reports Financial Results for the Quarter ended March 31, 2005

Sturgeon Bay, Wisconsin –(PR Newswire)—May 6, 2005

      Baylake Corp. (OTC BB: BYLK), a bank holding company with $1.1 billion in assets, reported net income of $2.6 million or $0.34 basic earnings per share for the three months ended March 31, 2005, as compared to $1.9 million or $0.25 per share for the three months ended March 31, 2004. The increase in net income was primarily due to increased net interest income, an increase in non-interest income and a reduction in the provision for loan loss. These increases were partially offset by an increase in non-interest expense and an increase in income tax expense.

      Diluted earnings per share were $0.33 for the quarter ended March 31, 2005 compared to $0.25 a year earlier. Return on assets (ROA) and return on equity (ROE) increased for the three months ended March 31, 2005, to 0.98% and 13.49%, respectively, from 0.78% and 10.80%, respectively, from the same period one year ago.

      For the three months ended March 31, 2005, net interest income increased $774,000 to $8.6 million when compared to the three months ended March 31, 2004 due primarily to an increase in net interest margin of 10 basis points for the period in addition to an increase in average interest-earning assets of $61.4 million.

      Net interest margin for the three months ended March 31, 2005 increased to 3.66% from 3.56% a year earlier as interest-earning assets re-priced 48 basis points higher compared to an increase of 40 basis points in interest-bearing liabilities. The increase in average interest-earning assets was primarily attributable to growth in loan and investment portfolios during the period and contributed to the increase in net interest margin for the period. In addition, interest spread increased to 3.40% for the three months ended March 31, 2005 compared to 3.32% for the same period in 2004.

      The provision for loan losses in 2005 decreased to $30,000 in the three-month period as compared to $775,000 in 2004. See below for further discussion.

      Non-interest income was $2.3 million for the three months ended March 31, 2005, an increase of $293,000 when compared to the same period last year. The increase in the three-month period was primarily attributable to: an increase in fees from loan servicing totaling $40,000; an increase in fees for other services to customers of $128,000 and an increase in other income of $191,000. Those increases for the quarter were partially offset by reduced gains from sales of loans totaling $100,000. The increase in fees for other services to customers was due, in part, to the implementation of an overdraft protection plan in the third quarter of 2004. The increase in other income was related to a gain on sale of stock of $179,000 in connection with a third party acquisition of Pulse (an ATM operator/provider) in which the Bank held shares.

      For the three months ended March 31, 2005, non-interest expense increased $673,000 over the same period last year. Personnel and benefit expense increased approximately $663,000 due to additional staffing and normal salary increases as well as an increase in bonus expense. The increase also included implementation costs of the Baylake Bank Supplemental Executive Retirement Plan (“Plan”) which was established in the first quarter of 2005. In the period, an expense of approximately $300,000 was recognized for the vested portion of the Plan. Expenses on other real estate owned decreased $77,000, the result of reduced holding costs relative to these properties during the three months ended March 31, 2005. Other operating expense increased $140,000, partially as a result of increased audit and legal expenses. Audit and legal expense increased $84,000; the result of increased costs related to SEC compliance primarily, as a result of enhanced requirements imposed by the Sarbanes-Oxley Act of 2002 and related actions.

      Income tax expense increased $451,000 for the three months ended March 31, 2005 when compared to the same period last year, the result of increased taxable income.

      Total assets for Baylake Corp. increased 2.2% to $1.1 billion at March 31, 2005 when compared to total assets of $1.0 billion at December 31, 2004. Total loans increased 3.6% to $784.7 million at March 31, 2005, while deposits during the period decreased 1.7% to $830.0 million. Total shareholders’ equity decreased 0.7% to $75.7 million at March 31, 2005 as compared with $76.2 million at December 31, 2004.

      Baylake Corp. recorded provisions for loan losses totaling $30,000 for the three months ended March 31, 2005, as compared to $775,000 for the same period in 2004. The provision for loan losses is determined based on a quarterly process of evaluating the allowance for loan losses which takes into account various factors including specific credit allocations for individual loans, historical loss experience for category of loans, consideration of concentrations and changes in portfolio volume, and other qualitative factors. For the quarter ended March 31, 2005, this calculation also took into account net improvements in the loan portfolio during the period. The allowance for loan losses decreased $166,000 to $10.3 million during the three months ended March 31, 2005, reflecting the reduced provision and charge-offs during the period. The ratio of allowance for loan losses to total loans was 1.31% at March 31, 2005, as compared to 1.38% at December 31, 2004. Non-performing loans totaled $9.4 million and $12.5 million at March 31, 2005 and December 31, 2004, respectively. The decrease in non-performing loans during the three months ended March 31, 2005 was due, in part, to improvements in restructured loans during the quarter totaling $5.4 million, somewhat offset by an increase in non-accrual loans. The ratio of allowance for loan losses to non-performing loans was 109.4% and 84.0% at March 31, 2005 and December 31, 2004, respectively.

      Foreclosed assets, net, at March 31, 2005 decreased $194,000 from December 31, 2004 primarily as the result of the sale of three commercial real estate properties during the period.

      Baylake Corp. believes the balance of the allowance for loan loss is presently sufficient to absorb probable incurred losses at March 31, 2005. However, future adjustments to the allowance for loan losses may be necessary based on changes in the performance of the loan portfolio or in economic conditions and the impact that these changes, if any, may have on the ability of borrowers to continue to service or repay outstanding credits and on the value of the underlying collateral securing these credits.

      Capital resources for the three-month period ended March 31, 2005 decreased by $500,000, the result of a decrease in comprehensive income totaling $2.0 million for the quarter. Comprehensive income decreased primarily as a result of changes in unrealized losses on available for sale securities. Baylake Corp. anticipates that it has resources available to meet its commitments. At March 31, 2005, Baylake Corp. had $60.4 million of established lines of credit with nonaffiliated banks. There were outstanding borrowings of $23.7 million at March 31, 2005.

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank. Through Baylake Bank, the Company provides a variety of banking and financial services from 27 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca, and Waushara Counties.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

      This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

      Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements. This press release, and the most recent annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended September 30, 2004 and Form 10-K for the year ended December 31, 2004, describe some of these factors, including certain credit, market, operational, liquidity and interest rate risks associated with the company’s business and operations, and recent actions taken by the Wisconsin Department of Revenue relating to state tax obligations. Other factors include changes in general business and economic conditions, world events (especially those which could affect our customers’ tourism-related businesses), competition, fiscal and monetary policies and legislation.

      Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Baylake Corp. and Subsidiaries
SUMMARY FINANCIAL DATA

The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the periods indicated. The selected consolidated financial and other data at March 31, 2005 has not been audited but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

	At	At	At
	March 31,	December 31,	March 31,
	2005	2004	2004
	(dollars in thousands)
Selected Financial Condition Data (at end of period):
Total assets	$1,070,835	$1,047,748	$992,534
Investment securities(1)	201,722	197,392	184,414
Federal funds sold	0	5,445	0
Total loans	784,692	758,577	731,391
Total deposits	829,958	844,541	774,062
Borrowings(2)	140,684	101,476	124,473
Subordinated debentures	16,100	16,100	16,100
Total shareholders’ equity	75,706	76,205	72,151
Non-performing loans, net of discount(3)(4)	9,399	12,451	15,737
Non-performing assets, net of discount(3)(4)	11,777	15,023	18,553

	As of and for the
	Three Months
	Ended March 31,
	2005	2004
	(dollars in thousands, except per share data)
Selected Income Data:
Total interest income	$13,812	$11,861
Total interest expense	5,198	4,021

Net interest income	8,614	7,840
Provision for loan losses	30	775

Net interest income after provision for loan losses	8,584	7,065
Total non-interest income	2,263	1,970
Total non-interest expense	7,045	6,372

Income before income tax	3,802	2,663
Income tax provision	1,218	767

Net income	$2,584	$1,896

Per Share Data:
Net income per share (basic)(5)	$0.34	$0.25
Net income per share (diluted) (5)	0.33	0.25
Cash dividends per common share	0.15	0.14
Book value per share	9.83	9.46

Performance Ratios:(6)
Return on average total assets	0.98%	0.78%
Return on average total shareholders’ equity	13.49	10.80
Net interest margin(7)	3.66	3.56
Net interest spread(7)	3.40	3.32
Non-interest income to average assets	0.86	0.81
Non-interest expense to average assets	2.68	2.61
Net overhead ratio(8)	1.82	1.80
Efficiency ratio(9)	63.03	63.13
Average loan-to-average deposit ratio	93.01	93.91
Average interest-earning assets to average interest-bearing liabilities	112.66	112.49

Asset Quality Ratios:(3)(4)(6)
Non-performing loans to total loans	1.20%	1.64%
Allowance for loan losses to:
Total loans	1.31	1.73
Non-performing loans	109.36	80.39
Non-performing assets	87.28	68.19

Net charge-offs to average loans	0.10	0.16
Non-performing assets to total assets	1.10	1.87

Capital Ratios:(6)(10)
Shareholders’ equity to assets	7.07%	7.27%
Tier 1 risk-based capital	9.21	9.57
Total risk-based capital	10.47	10.82
Leverage ratio	7.96	8.18

Other Data at End of Period:
Number of banking facilities	27	26
Number of full-time equivalent employees	308	300

(1)	Includes securities classified as available for sale.

(2)	Consists of Federal Home Loan Bank advances, federal funds purchased and collateralized borrowings.

(3)	Non-performing loans consist of non-accrual loans, guaranteed loans 90 days or more past due but still accruing interest and restructured loans. Non-performing assets consist of non-performing loans and other real estate owned.

(4)	The decrease in non-performing assets during the three months ended March 31, 2005 was due, in part, to a decrease in restructured loans in the first quarter of 2005.

(5)	Earnings and dividends per share are based on the weighted average number of shares outstanding for the period.

(6)	With the exception of end of period ratios, all ratios are based on average daily balances and are annualized where appropriate.

(7)	Net interest margin represents net interest income as a percentage of average interest-earning assets, and net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(8)	Net overhead ratio represents the difference between non-interest expense and non-interest income, divided by average assets.

(9)	Efficiency ratio is calculated as follows: non-interest expense divided by the sum of taxable equivalent net interest income plus non-interest income, excluding investment securities gains, net.

(10)	The capital ratios are presented on a consolidated basis.